For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports First Quarter 2011 Results

U.S. Budget Impasse Delays First Quarter Awards

WASHINGTON, May 16, 2011 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months ending March 31, 2011.

First Quarter 2011 Highlights
•
iSYS subsidiary was awarded a multi-year, multi-million dollar contract through the General Service Administration’s Federal Strategic Sourcing Initiative with the United States Army Corps of Engineers (“USACE”), for an eight month base period and three option years, to provide wireless Telecom Expense Management Services (TEMS) to the USACE.

•	Net revenue for the quarter ended March 31, 2011 decreased approximately 5.7% to $10.5 million from $11.2 million in last year’s comparable period.
•	IT Consulting Services and Products revenues increased 30.1% to $3.7 million from $2.8 million in last year’s comparable period.
•	Loss from operations was approximately $(505,000) compared to income from operations of approximately $299,000 in last year’s comparable period.
•	Net loss was approximately $(317,000), which included a $203,000 income tax benefit, compared to net income of approximately $239,000, in last year’s comparable period.

Steve Komar, CEO, WidePoint, commented, “The timing of product delivery and product mix, primarily due to the delay in passing a 2011 federal budget, had an impact on revenues in the first quarter, which is seasonally our slowest quarter. That said, we believe that demand in our marketplace remains strong and that the groundwork we laid in 2010 will continue to provide us with a platform to leverage opportunities in all segments of our business, particularly with anticipated strong growth in our Cybersecurity initiatives. We fully expect this segment to generate revenue growth in future quarters as various federal agencies seek greater levels of identity management and better protection of the federal information technology infrastructure within federal agencies. In addition, the multi-million dollar contract we were awarded late in the first quarter of 2011 from the USACE demonstrates recognition of the value that our TEMS solution provides to budget-strapped governmental agencies while still providing proprietary tools and services that expand their capabilities, ranging from inventory and asset management to comprehensive analytical reporting.”

First Quarter 2011 Financial Results

Net revenue for the three months ended March 31, 2011 decreased $634,000, or 5.7%, to $10.5 million from $11.2 million in last year's comparable period. WidePoint’s IT Consulting Services and Product segment delivered an increase of 30.1% over the comparable period which was more than offset by declines in the Company’s Wireless Mobility Management and Cybersecurity segments. The decreases were primarily due to several factors:

•
A decline in revenues from WidePoint’s Wireless Mobility Management segment as a result of a decrease in the resale of billable minutes that were not fully offset by increases in the Company’s service fees.  Management anticipates revenues should improve in the second quarter of 2011 as we initiate work with the Army Corp of Engineers and increase the number of wireless devices under management.

•
A decline in WidePoint’s Cybersecurity segments as a result of delay’s in several new and ongoing projects that were not fully offset by strong growth in the Company’s credentialing sales.  Management anticipates revenues should improve in the second quarter of 2011 and may accelerate in the second half of 2011 as cyber security initiatives at the Federal level expand and federal budget issues for 2011 become fully resolved.

Gross profit for the quarter decreased 27.1% to $1.8 million, representing 17.5% gross margin, compared to $2.5 million (22.6% gross margin) last year.  This was a result of a greater mix of IT Consulting Services and Products.  Management anticipates that gross profit should increase as greater amounts of Cybersecurity products and services become a greater portion of overall sales mix in 2011.  Total operating expenses increased 5.4% to $2.3 million for the quarter ended March 31, 2011 compared to $2.2 million for the year-ago period.  Management anticipates that operating expenses should level out for 2011.

WidePoint reported an operating loss of approximately $(505,000) in the first quarter as compared to operating income of $299,000 in the year ago period. Net loss was approximately $(317,000), which included a $203,000 income tax benefit as compared to net income of approximately $239,000, in the year-ago period.

WidePoint CFO Jim McCubbin commented, “We continue to focus on growing higher margin services that take advantage of the leveraging opportunity in our financial model to bolster our bottom line growth and meet our financial metrics for 2011. However, as we have cautioned in the past, our revenues and operating results may vary significantly from quarter-to-quarter, due to a variety of factors such as revenues earned on contracts, the number of billable days in a quarter, the timing of the pass-through of other direct costs, the commencement and completion of contracts during any particular quarter, the schedule of the government agencies for awarding contracts, the term of each contract that we have been awarded and general economic conditions.  We anticipate our financial performance should improve as we move past the federal budget delays we have witness in the first half of 2011.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. ET on Monday, May 16, 2011. Anyone interested in participating should call 1-877-941-8416 if calling within the United States or 1-480-629-9808 if calling internationally. There will be a playback available until May 23, 2011. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4438996 for the replay. The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=000085F4.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and CyberSecurity Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx Technology Corporation, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,207,000	$5,816,303
Accounts receivable	5,105,306	7,794,913
Unbilled accounts receivable	1,456,806	3,059,665
Prepaid expenses and other assets	565,239	473,320
Current deferred income tax asset	615,139	412,801
Total current assets	13,949,490	17,557,002
Property and equipment, net	1,295,076	1,241,510
Goodwill	11,329,917	11,329,917
Other intangibles, net	991,701	1,104,551
Noncurrent deferred income tax asset	3,116,705	3,116,705
Other assets	56,027	46,455
Total assets	$30,738,916	$34,396,140

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$51,545	$94,809
Accounts payable	5,223,728	7,725,727
Accrued expenses	1,770,634	2,643,613
Income taxes payable	127,962	143,450
Deferred revenue	362,721	294,541
Current portion of long-term debt	488,251	572,943
Current portion of deferred rent	27,998	20,835
Current portion of capital lease obligation	41,687	44,724
Total current liabilities	8,094,526	11,540,642
Long-term debt, net of current portion	510,246	564,490
Fair value of earnout liability	153,000	153,000
Deferred rent, net of current portion	93,061	98,702
Capital lease obligation, net of current portion	14,455	22,908
Total liabilities	$8,865,288	$12,379,742

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 62,810,673 and 62,690,873 shares issued and outstanding, respectively	62,811	62,691
Additional paid-in capital	68,928,823	68,754,353
Accumulated deficit	(47,118,006)	(46,800,646)
Total stockholders’ equity	21,873,628	22,016,398

Total liabilities and stockholders’ equity	$30,738,916	$34,396,140

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months
	Ended March 31,
	2011	2010
	(unaudited)
Revenues, net	$10,529,125	$11,163,056
Cost of sales (including amortization and depreciation of $183,640 and $226,285, respectively)	8,689,470	8,639,221

Gross profit	1,839,655	2,523,835

Sales and marketing	430,183	343,007
General and administrative (including share-based compensation expense of $28,190 and $29,180, respectively)	1,866,806	1,831,811
Depreciation expense	47,594	49,734

(Loss) income from operations	(504,928)	299,283

Interest income	4,192	6,614
Interest expense (loss)	(20,555)	(27,377)
Other income (expense)	1,143	—

Net (loss) income before income tax expense	(520,148)	278,520
Income tax (benefit) expense	(202,788)	39,222

Net (loss) income	$(317,360)	$239,298

Basic earnings per share	$(0.01)	$0.00
Basic weighted-average shares outstanding	62,797,540	61,375,333
Diluted earnings per share	$(0.01)	$0.00
Diluted weighted-average shares outstanding	62,797,540	62,974,353

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